UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 13, 2008 (May 12, 2008)
NATIONAL HEALTH INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-10822	62-1470956
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
100 Vine Street, Suite 1202
Murfreesboro, TN 37130
(Address of principal executive offices)
(615) 850-9100
(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     Effective May 12, 2008, National Health Investors, Inc. (the “Company”) entered into Excepted Holders Agreements with W. Andrew Adams and certain members of his family. In 1991, the Board created an exception to the Company’s Charter limit in its resolutions for Dr. Carl E. Adams, his spouse, Jennie Mae Adams, and their lineal descendants. These written agreements are intended to restate and replace the prior verbal agreement. These agreements were entered into in connection with the Company’s recently announced stock purchase program to buy up to 1 million shares of the Company’s common stock in the public market from its stockholders.
     A separate agreement was entered into with each of the spouse and children of Dr. Carl E. Adams and others within Mr. W. Andrew Adams’ family. The Agreement permits the Excepted Holders to own stock in excess of 9.9% up to the Limit provided in the table below, and not lose rights with respect to such shares. However, if the stockholder’s stock ownership exceeds the Limit then such shares in excess of the Limit lose rights and become “Excess Stock.”
     W. Andrew Adams also agrees not to own shares of stock in any tenant of the Company if such ownership would cause the Company to constructively own more than a 9.9% interest (within the meaning of Section 856(d)(2)(B) of the Code) in such tenant.
     The following are the Limits for each of the parties to the agreements:

Jennie Mae Adams	14.5%
Carl Adams, Jr.	12.5%
Fred M. Adams	12.5%

W. Andrew Adams	20.0%
Robert G. Adams	13.0%
A.B. Adams	12.5%
Joanne A. Coggin	13.5%
Dorothy Adams	10.5%*
Andrea Adams Brown	12.0%*
William A. Adams, Jr.	12.0%*
Anthony Adams	12.0%*

*	such limits to be increased to reflect the purchase of additional shares by W. Andrew Adams
     In addition, the parties to the Excepted Holder Agreements agree to vote their shares of common stock of the Company in favor of a proposed Charter amendment that the Company intends to recommend to its shareholders at its next annual meeting.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL HEALTH INVESTORS, INC.
By:	/s/ W Andrew Adams
	Name:	W. Andrew Adams
	Title:	President and CEO

Date: May12, 2008